U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Schechter, Russell A.
   7979 Ivanhoe Avenue, Suite 500
   La Jolla, CA 92037
2. Date of Event Requiring Statement (Month/Day/Year)
   09/08/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   SVI Holdings, Inc.
Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chief Financial Officer

If Amendment, Date of Original (Month/Year)

If Amendment, Date of Original (Month/Year)

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 Table I -- Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------|
1. Title of Security           |2. Amount of     |3.Ownership   |4. Nature of Indirect              |
                               |   Securities    |  Form:       |   Beneficial Ownership            |
                               |   Beneficially  |  Direct(D) or|                                   |
                               |   Owned         |  Indirect(I) |                                   |
----------------------------------------------------------------------------------------------------|
Common Stock, par value $.0001 |         250,200 |     D        |                                   |
                               |                 |              |                                   |
----------------------------------------------------------------------------------------------------|
 Table II -- Derivative Securities Beneficially Owned                                               |
--------------------------------------------------------------------------------------------------- |
1.Title of Derivative |2.Date Exer-       |3.Title and Amount     |4.Conver-|5.Owner-   |6.Nature of|
  Security            |  cisable and      |  of Underlying        |  sion or|  ship:    | Indirect  |
                      |  Expiration       |  Securities           | exercise|  Form of  | Beneficial|
                      |  Date(Month/      |-----------------------| price of|  Deriv-   | Ownership |
                      |  Day/Year)        |             |Amount   |deri-    |  ative    |           |
                      | Date    |Expira-  |             |or       |vative   |Security:  |           |
                      | Exer-   | tion    |  Title      |Number of|Security |(D)irect or|           |
                      | cisable | Date    |             |Shares   |         |(I)ndirect |           |
----------------------------------------------------------------------------------------------------|
                      |         |         |             |         |         |           |           |
Employee stock option |05/12/94 |05/12/04 |Common Stock |   5,000 |   3,750 |    D      |           |
Employee stock option |10/20/95 |10/20/05 |Common Stock | 181,810 |  99,915 |    D      |           |
Employee stock option |12/27/96 |12/27/06 |Common Stock |  57,000 |  99,750 |    D      |           |
----------------------------------------------------------------------------------------------------|

/s/Russell Schechter                         10/22/97
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SIGNATURE OR REPORTING PERSON                  DATE